Exhibit 21.1

●	SurgePays, Inc.

●	Surge Payments, LLC (NV)
●	Surge Blockchain, LLC (NV)
●	True Wireless, Inc. (OK)
●	Surge Logics, Inc. (NV)

●	Injury Survey, LLC (NV)
●	KSIX, LLC (NV)
●	Digitized IQ, LLC (IL)

●	SurgePhone Wireless, LLC (NV)
●	SurgePays Fintech, Inc. (NV)
●	ECS Prepaid, LLC (MO)
●	Central States Legal Services, Inc. (MO)
●	Electronic Check Services, Inc. (MO)
●	KSIX Media, Inc. (NV)